Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-181026

May 10, 2012

Pricing Term Sheet

Beam Inc.

$300,000,000 1.875% Notes due 2017 (the “2017 Notes”)

$300,000,000 3.250% Notes due 2022 (the “2022 Notes”)

Issuer:	Beam Inc. (the “Company”)

Security:	Senior unsecured notes

Principal Amount:	$300,000,000 of 2017 Notes $300,000,000 of 2022 Notes

Maturity:	May 15, 2017 for the 2017 Notes May 15, 2022 for the 2022 Notes

Coupon (Interest Rate):	1.875% for the 2017 Notes 3.250% for the 2022 Notes

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2012, for both the 2017 Notes and the 2022 Notes

Price to Public:	99.768% for the 2017 Notes 99.108% for the 2022 Notes

Benchmark Treasury:	0.875% due April 30, 2017 for the 2017 Notes 2.000% due February 15, 2022 for the 2022 Notes

Benchmark Treasury Yield:	0.774% for the 2017 Notes 1.856% for the 2022 Notes

Spread to Benchmark Treasury:	+115 bps for the 2017 Notes +150 bps for the 2022 Notes

Yield to Maturity:	1.924% for the 2017 Notes 3.356% for the 2022 Notes

Make-whole Call:	At any time at a discount rate of Treasury plus 20 basis points, for the 2017 Notes, and at any time at a discount rate of Treasury plus 25 basis points, for the 2022 Notes.

Par Call:	At any time on and after February 15, 2022 (90 days prior to the maturity date of the 2022 Notes), the Company may redeem the 2022 Notes, in whole or in part, at 100% of the aggregate principal amount of 2022 Notes to be redeemed.

Special Acquisition Call Rights:	If (i) the Company does not consummate its acquisition of the Pinnacle vodka and Calico Jack rum brands and related assets on or before October 31, 2012, or (ii) the purchase agreement with respect to such acquisition is terminated, the Company may redeem either or both series of the Notes of its option, in whole but not in part, at 101% of the aggregate principal amount of the Notes to be redeemed.

Trade Date:	May 10, 2012

Settlement Date:

May 21, 2012

The Company expects that delivery of the Notes will be made against payment therefore on or about May 21, 2012, which will be the seventh business day following the date of pricing of the Notes, or “T+7.” Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

CUSIP:	073730AD5 for the 2017 Notes 073730AE3 for the 2022 Notes

Anticipated Ratings:	Baa2 (Moody’s Investors Service, Inc.) BBB- (Standard & Poor’s Ratings Services) BBB (Fitch Ratings)

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Wells Fargo Securities LLC

Calyon Securities (USA) Inc.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

U.S. Bancorp Investment, Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.